Exhibit 99.1

Cartesian Growth Corporation III Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on or About June 24, 2025

New York, NY – (June 20, 2025) – Cartesian Growth Corporation III (the “Company”) announced today that, commencing on or about Tuesday, June 24, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units.

The Class A ordinary shares and warrants that are separated are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “CGCT” and “CGCTW”, respectively. Any units not separated will continue to trade on Nasdaq under the symbol “CGCTU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each holder of units will need to have its broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Registration statements relating to these securities were filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 1, 2025. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cartesian Growth Corporation III

Cartesian Growth Corporation III is a blank check company organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer, Peter Yu, who is also the Managing Partner of Cartesian Capital Group, LLC, a global private equity firm and registered investment adviser headquartered in New York City, New York. The Company’s acquisition and value-creation strategy is to identify and combine with an established high-growth company that can benefit from both a constructive combination and continued value-creation by the Company’s management. The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. For more information about Cartesian Growth Corporation III, please visit www.cartesiangrowth.com/cgc3.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the unit separation, the trading of the Company’s securities on Nasdaq and the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Cartesian Growth Corporation III

contact3@cartesiangrowth.com